Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Separation Agreement”), dated as of November 27, 2012, is made by and between Kevin O’Keefe, an individual (“Employee”) and Envivio, Inc., a Delaware corporation (the “Company”), effective seven calendar days after the date the Release Agreement attached to this Separation Agreement as Exhibit B (the “Release Agreement”) is signed by Employee. Employee must sign and return (and not subsequently revoke) the Release Agreement on (but not before) or within five (5) days following his termination of employment with the Company to be eligible for the consideration described below.

RECITALS

WHEREAS, Employee is employed by the Company as Chief Operating Officer;

WHEREAS, Employee and the Company entered into an Offer Letter dated April 25, 2010 (the “Offer Letter”);

WHEREAS, the Company is terminating Employee’s employment effective December 31, 2012 (the “Termination Date”);

WHEREAS, pursuant to the Offer Letter, Employee is entitled to certain severance benefits upon an involuntary termination of his employment, subject to his execution and nonrevocation of a release agreement acceptable to the Company; and

WHEREAS, the parties, and each of them, wish to set forth the terms of Employee’s termination of employment and entitlement to severance benefits subject to his execution and nonrevocation of the Release Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the promises made herein, the parties hereby agree as follows:

COVENANTS

1.	Employee’s employment with the Company will terminate on the Termination Date. Employee hereby resigns, effective as of the Termination Date, from all positions he then holds with the Company.

Subject to Employee’s continued employment through the Termination Date, and his execution and nonrevocation of the Release Agreement within the time period specified above and continued compliance with the terms thereof, the Company will provide Employee with the following severance benefits following the Termination Date:

(a) The Company shall continue to pay Employee his base salary ($17,118.33 per month) in accordance with the Company’s regular payroll procedures, as severance for a period of six months following the Termination Date;

(b) If Employee elects to continue health insurance coverage under COBRA, then so long as Employee is receiving severance payments under subparagraph (a) and paying COBRA premiums, the Company will pay Employee a monthly gross payment equal to the amount that was paid by the Company for such coverage prior to the Termination Date; provided, however, that Employee will not be reimbursed for the portion of the premium which had been paid by Employee prior to the Termination Date or for any administrative fees or increases in premiums, and Employee is solely responsible for filing any necessary paperwork for COBRA coverage and payment of all premiums; and

(c) The vesting of Employee’s options to acquire common stock of the Company (the “Options”) shall accelerate with respect to that number of shares for which the Options would have vested within six months following the Termination Date.

Employee acknowledges that, as of the Termination Date, an aggregate of 68,752 Options and 59,942 restricted stock units (“RSUs”) with respect to common stock of the Company will be permanently forfeited and Employee will no longer have any rights with respect to such Options or RSUs. Subject to Employee’s continued employment through the Termination Date, Employee’s outstanding Options and RSUs as of the Termination Date will be as set forth below:

Grant Date	Type of Award (Option/RSU)	Number of Shares Subject to Award	Options/RSUs Forfeited as of the Termination Date	Options/RSUs Outstanding as of the Termination Date
12/8/10	Option	235,718	68,752	137,714	*
1/1/12	RSU	59,942	59,942	0

*	Assumes Options for 29,252 shares have been exercised and no further exercises of Options after the date of this Agreement.

Employee acknowledges that if his employment terminates for any reason prior to the Termination Date, this Separation Agreement will have no effect and will not be binding on either the Company or Employee, and the terms of the Offer Letter will continue to apply.

All severance benefits payable under this Separation Agreement are subject to applicable withholding taxes.

2.	This Separation Agreement is to be governed by California law.

3.

This Separation Agreement (including the Release Agreement) is intended by the parties to be their final agreement. The statements, promises and agreements in this Separation Agreement may not be contradicted by any prior understandings, agreements, promises or statements, including without limitation the Offer Letter and the Change of Control Severance Agreement between the Company and Employee. However, nothing in this Separation Agreement or the Release Agreement is intended to or shall be construed to modify, impair or terminate any obligation of Employee pursuant to the employee proprietary information agreement relating to confidential information and the assignment of proprietary developments to the Company which was required to be executed upon commencement of his employment (the “Proprietary Information Agreement”), a copy of which is attached to this Separation Agreement as Exhibit B. Employee states and promises that in signing this Separation Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Separation Agreement. Any changes to this Separation Agreement must be in writing and signed by both parties. If any portion of this Separation Agreement is found to be unenforceable, then both Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable. This Separation Agreement is binding upon Employee and his heirs, administrators, executors, personal representatives and assigns, and upon the Company’s successors and assigns.

In order to bind the parties to this Separation Agreement, the parties, or their duly authorized representatives have signed their names below.

ENVIVIO, INC.		KEVIN O’KEEFE

By	/s/ Anne Lynch	/s/ Kevin O’Keefe

Title:	VP, HR	11/28/2012
Date:	11/28/2012	Date:

EXHIBIT A

RELEASE

Kevin O’Keefe (“Employee”) and Envivio, Inc. (the “Company”) (collectively, “the parties”) have agreed to enter into this Release (“Release Agreement”) on the following terms:

1.	Employee acknowledges that his employment with the Company terminated on December 31, 2012 (the “Termination Date”), and that Employee has resigned, effective as of the Termination Date, from all positions then held with the Company.

Employee further acknowledges that he has received his final paycheck, which includes his final salary or wages and pay for any accrued but unused vacation or personal days through his last day of employment, less withholdings, and has received reimbursement of all reimbursable business expenses. The parties acknowledge that except as provided for in the Separation Agreement between Employee and the Company dated November     , 2012 (the “Separation Agreement”), all benefits and perquisites of employment ceased as of his last day of employment.

Further, if Employee executes this Release Agreement to the satisfaction of the Company and returns this Release Agreement to the Company within five (5) days following the Termination Date, and does not revoke the Release Agreement as permitted below, the Company will provide Employee with the severance benefits set forth in Paragraph 1 of the Separation Agreement.

Employee understands and agrees that he is not entitled to any compensation, benefits, remuneration, accruals, contributions, reimbursements, bonus, option or equity grant, vesting, or vacation or other payments from the Company other than those expressly set forth in the Separation Agreement, and that any and all payments and benefits Employee may receive under the Separation Agreement are subject to all applicable taxes and withholdings. Employee further understands and agrees that his eligibility for any Severance Benefits is subject to his compliance with the terms and conditions of this Release Agreement.

2.	Employee releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns (“Company-Affiliates”), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Release Agreement is signed by Employee (the “Release”).

3.

There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency. For example, claims for indemnification under the California Labor Code cannot be waived or released and claims related to Workers’ Compensation benefits may not be waived without the express approval of the agency that oversees administration of those laws. The Release is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee.

4.	To the extent permitted by law, the Release includes, but is not limited to, release of any and all claims arising out of Employee’s employment with the Company or Company-Affiliates and the termination of that employment. This includes a release of any rights or claims Employee may have under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq. (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)) which prohibits age discrimination in employment, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), which prohibits discrimination against the disabled, Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§1001, et seq., the Family Medical Leave Act (29 USC §2601, et seq) which provides job security to employees due to certain absences from work, the Fair Labor Standards Act, 29 U.S.C. §§201 et seq., (as amended), the California Fair Employment and Housing Act (“FEHA”), Government Code §§12940, et seq., the California Labor Code, the California Private Attorney General Act, or any other federal, state or local laws or regulations relating to terms and conditions of employment. The Release also includes any claims for unpaid wages, wrongful discharge, breach of contract, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that the Company or any Company-Affiliate has dealt with Employee unfairly or in bad faith.

5.	To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. Employee expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

6.	The Release does not waive any rights or claims that Employee might have arising after the date Employee signs this Release Agreement.

7.	Employee acknowledges that his employment with the Company ceased on or before the date this Release Agreement is signed by Employee.

8.	Employee promises and states that Employee has not given or sold any claim discussed in this Release Agreement to anyone and that Employee has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release. Without limiting the generality of the foregoing, Employee agrees that Employee will not bring or participate in any class action or collective action against the Company which asserts, in whole or in part, any claim(s) which arose prior to the date this Release Agreement is signed by Employee, whether or not such claims are covered by the Release.

9.	Employee promises and states that he has returned to the Company all property belonging to the Company or authored by or concerning the Company (other than Employee’s personal copies of his payroll and benefits records), including, but not limited to, keys and passes, credit cards, computer hardware and software, papers, manuals, records, drawings, and documents.

10.	Employee promises and agrees that he will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company, and/or Company-Affiliates, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. Employee acknowledges and reaffirms in its entirety the employee proprietary information agreement relating to confidential information and the assignment of proprietary developments to the Company which was required to be executed upon commencement of his employment (the “Proprietary Information Agreement”), a copy of which is attached to the Separation Agreement as Exhibit B. Notwithstanding anything else contained herein nothing in this Release Agreement is intended to or shall be construed to modify, impair or terminate any obligation of Employee pursuant to the Proprietary Information Agreement that by the terms of the Proprietary Information Agreement continues after his separation from the Company’s employment.

11.	Employee agrees not to act in any manner that might damage the business of the Company. Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

12.

Following the Termination Date, Employee shall reasonably cooperate with the Company in connection with (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company with respect to matters relating to Employee’s employment with the Company other than a third party proceeding in which Employee is a named party and Employee and the Company have not entered into a mutually acceptable joint defense agreement (collectively, “Litigation”) or (b) any audit of the financial statements of the Company with respect to the period of time when Employee was employed by the Company (“Audit”). Employee acknowledges that such cooperation may include, but shall not be limited to, Employee making himself available to the Company (or its respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company, in a form and within a timeframe requested by the Board of Directors of the Company, with respect to the financial statements of the Company for the period in which Employee was employed by the Company; and (v) turning over to the Company any documents relevant to any Litigation or Audit that are or may come into Employee’s possession. The Company shall reimburse Employee for reasonable travel expenses incurred in connection with providing the services under this Paragraph 12, including lodging and meals, upon Employee’s submission of receipts. The Company shall also compensate Employee for each hour that Employee provides cooperation in connection with this Paragraph 12 at an hourly rate equal to Employee’s base salary as of the Termination Date divided by 2080. Employee shall submit invoices for any month in which Employee performs services pursuant to this Paragraph 12 that details the amount of time and a description of the services rendered for each separate day that Employee performed such services. The Company shall reimburse Employee for such services rendered within fifteen (15) days of receiving an invoice from Employee.

13.	This Release Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction. This Release Agreement is not intended to prevent Employee from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release. Employee has waived and released any claim Employee may have for damages based on any alleged discrimination and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

14.	Employee agrees to refrain from any disparagement, defamation, libel or slander of the Company or Company-Affiliates or tortious interference with the contracts and relationships of the Company.

15.	This Release Agreement is to be governed by California law.

16.	If any portion of this Release Agreement is found to be unenforceable, then both Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

17.	Except as prohibited by law, any legal dispute between Employee and the Company (or between Employee and any Company-Affiliates, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of Employee’s employment or termination of employment or this Release Agreement (a “Dispute”) will be resolved through binding arbitration in San Francisco County, California under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq., and pursuant to California law. Nothing in this arbitration provision is intended to prevent Employee from filing charges with state or federal agencies. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

18.	This Release Agreement is intended by the parties to be their final agreement. The statements, promises and agreements in this Release Agreement may not be contradicted by any prior understandings, agreements, promises or statements, including without limitation the Offer Letter and the Change of Control Severance Agreement between the Company and Employee. Employee states and promises that in signing this Release Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Release Agreement. Any changes to this Release Agreement must be in writing and signed by both parties.

19.	If Employee breaks any of the promises or agreements made in this Release Agreement, or if any of the representations or statements made by Employee in this Release Agreement are discovered to be untrue, the Company may discontinue the severance benefits described in Paragraph 1 and Employee will return to the Company all severance benefits which have been provided up to that date. All of the other terms of this Release Agreement will remain in full force and effect.

20.	If either party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, Employee’s employment with the Company, any claim that Employee has released in the Release or the promises and agreements contained in this Release Agreement, the party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other party all costs it incurs in connection with the dispute, including reasonable attorneys’ fees.

21.	Paragraphs 19 and 20 shall not apply if Employee asserts a claim under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq. (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)), even though such claim is barred by the Release given by Employee in this Release Agreement. This Paragraph does not limit the completeness or finality of Release. It only limits the Company’s remedies in the event that Employee asserts certain claims barred by the Release.

22.	In signing this Release Agreement, Employee intends to bind himself and his heirs, administrators, executors, personal representatives and assigns.

23.	Employee is advised to consult with an attorney before signing this Release Agreement. Employee understands that the choice of whether or not to sign this Release Agreement is Employee’s decision. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Release Agreement before signing it.

24.	Employee may revoke this Release Agreement within seven (7) days of signing it. Revocation can be made by sending a written notice of revocation to the attention of Anne Lynch, Vice President Human Resources of the Company. For such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh calendar day after Employee signs this Release Agreement. If Employee revokes this Release Agreement, it shall not become effective or enforceable and Employee will not receive the benefits described in this Release Agreement.

In order to bind the parties to this Release Agreement, the parties, or their duly authorized representatives have signed their names below.

ENVIVIO, INC.	KEVIN O’KEEFE

By

Title:
Date Signed By Employee

EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT

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